Exhibit 10.2

Summary of Director Fees and Perquisites and Associated Other Compensation Arrangements for Non-Employee Directors

Each non-employee director (“Outside Director”) of MicroStrategy Incorporated (“MicroStrategy” and collectively with its subsidiaries the “Company”) receives a fee of $37,500 for each quarterly meeting of MicroStrategy’s Board of Directors (the “Board”) which the Outside Director attends in person. An Outside Director may be paid such fee for attending a quarterly Board meeting via telephonic conference call if the Outside Director has good reason for the Outside Director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. Each Outside Director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee which the Outside Director attends in person. Each Outside Director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly, provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the Outside Director must have served on the Compensation Committee on the last day of such fiscal quarter. Each Outside Director may receive fees up to $12,000 in any fiscal quarter for additional services delegated by the Board to such Outside Director in the Outside Director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board, or any other committees of the Board, provided that any such fee paid with respect to a particular service must be approved by the Board following the completion of such service by the Outside Director.

From time to time, the Board may hold meetings and other related activities in various locations for which the Company pays for the expenses of Outside Directors and their guests (“Meeting Activities”). In addition, the Company may hold, host, or otherwise arrange parties, outings, or other similar entertainment functions for which the Company pays for the expenses of Outside Directors and their guests (“Entertainment Events”). The Company may also request that Outside Directors participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Outside Directors and their guests (“Company-Sponsored Activities”).

The Company has adopted a policy pursuant to which the Company makes available, from time to time, tickets to sporting, charity, dining, entertainment, or similar events as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include members of the Board, executive officers of the Company, and other employees of the Company.

The Company has adopted a policy pursuant to which the Company makes available, from time to time, certain designated vehicles that the Company owns or may acquire (“Designated Vehicles”) and related driving services for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and Outside Directors authorized by the Chief Executive Officer to use Designated Vehicles.

The Company also pays for the services of one or more drivers for vehicles other than Company-owned vehicles (such services, “Alternative Car Services”) for personal use by eligible Company personnel. Eligible personnel include the Chief Executive Officer and any employees and Outside Directors authorized by the Chief Executive Officer to use Alternative Car Services. The Company has established a policy that the aggregate compensation to all Company personnel as a result of use of Alternative Car Services, exclusive of any associated tax gross-up payments, may not exceed $100,000 in any fiscal year.

The Company has adopted a fifth amended and restated aircraft use policy (the “Aircraft Use Policy”) which, among other things, permits certain non-business use of (i) the Bombardier Global Express XRS aircraft owned by the Company (the “Global Express”), (ii) any aircraft in which the Company has leased a fractional interest (the “Fractional Aircraft”) and which is managed by NetJets International, Inc. or any of its affiliates (collectively, “NetJets”), together with all other aircraft managed or provided by NetJets to the extent that the Company uses such other aircraft in connection with the Company’s lease of the Fractional Aircraft (collectively, the “NetJets Aircraft”), and (iii) such other aircraft (A) that the Company may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which the Company may participate by leasing a fractional interest, and (B) that has been designated by MicroStrategy to be “Company Aircraft” for purposes of the Aircraft Use Policy (collectively with the Global Express and the NetJets Aircraft, “Company Aircraft”). Company Aircraft are available for non-business use only when such aircraft are not otherwise being used by the Company exclusively for business use. The Aircraft Use Policy permits non-business use of Company Aircraft by Outside Directors provided that (i) all Outside Directors are invited by MicroStrategy to travel on the applicable flight, and such non-business use is in connection with the Outside Director’s participation in one or more Meeting Activities, Entertainment Events to which all Outside Directors have been invited, or Company-Sponsored Activities and (ii) to the extent that clause (i) does not apply, such non-business use occurs on a “ride-along” basis – that is, an Outside Director and/or his guest travel on a flight that was requested by an eligible requestor other than such Outside Director for a purpose other than the non-business use of such flight by such Outside Director. In addition, the Aircraft Use Policy permits non-business use of Company Aircraft by the Company’s Chief Executive Officer, and other officers or employees of the Company to the extent approved by the Chief Executive Officer.

Non-business use of Company Aircraft is subject to various limitations, including those described below. During each calendar year:

•	the total number of flight hours used by the Company for non-business use of the NetJets Aircraft in such calendar year must be less than fifty percent (50%) of the total number of flight hours of the NetJets Aircraft used by the Company for business use and non-business use during such calendar year;

•	the total number of flight hours used by the Company for non-business use of the Global Express in such calendar year must be less than fifty percent (50%) of the total number of flight hours of the Global Express used by the Company for business use and non-business use during such calendar year; and

•	the total number of flight hours used by the Company for non-business use of all Company Aircraft in such calendar year may not exceed 200 flight hours.

The Company makes available to Outside Directors certain medical insurance plan benefits that the Company offers to its U.S. employees.

To the extent that any of the arrangements described above, other than fee compensation, result in imputed compensation to an Outside Director, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such Outside Director a “tax gross-up” in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation.